Exhibit 99.1

News Release
Analysts and Media Contact:
Dan Meziere (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2020;
Initiates Fiscal 2021 through Fiscal 2025 Guidance; Raises Dividend 8.7 Percent
DALLAS (November 11, 2020) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fourth fiscal quarter ended September 30, 2020.

Highlights

•	Earnings per diluted share:

◦	$4.89 for the year ended September 30, 2020

◦	$0.53 for the quarter ended September 30, 2020

•	Consolidated net income:

◦	$601.4 million for the year ended September 30, 2020

◦	$65.3 million for the quarter ended September 30, 2020

•
Adjusted net income and adjusted diluted earnings per share, which excludes a $21.0 million one-time tax benefit related to the remeasurement of net deferred tax liabilities was $580.5 million and $4.72 for the year ended September 30, 2020.

•	Capital expenditures rose 14 percent to $1,935.7 million for the year ended September 30, 2020, with approximately 88 percent of capital spending related to system safety and reliability investments.

Outlook

•	Earnings per diluted share for fiscal 2021 is expected to be in the range of $4.90 to $5.10.

•	Capital expenditures are expected to be in the range of $2.0 billion to $2.2 billion in fiscal 2021.

•
The company's Board of Directors has declared a quarterly dividend of $0.625 per common share. The indicated annual dividend for fiscal 2021 is $2.50, which represents an 8.7% increase over fiscal 2020.

“I am extremely proud of every employee for their commitment to deliver safe and reliable natural gas service paired with exceptional customer service.  The preparation and dedication of our employees and leadership has served us and our customers well as we have continued to perform at the highest levels on every facet of our business during this pandemic,” said Kevin Akers, president and chief executive officer of Atmos Energy Corporation. “As we continue to execute our strategy of modernizing our natural gas distribution, transmission and storage systems to improve safety, reliability and environmental performance along with providing exceptional customer service at an affordable price, we remain well positioned to continue delivering annual earnings per share growth in the six to eight percent range,” Akers concluded.

Results for the Fiscal Year Ended September 30, 2020
Consolidated operating income increased $78.0 million to $824.1 million for the year ended September 30, 2020, compared to $746.1 million in the prior year, which primarily reflects rate outcomes in both segments and customer growth and lower operation and maintenance expense in our distribution business, partially offset by lower through system revenue and higher operation and maintenance expense in our pipeline and storage segment and increased depreciation and property tax expense.
Distribution operating income increased $57.4 million to $528.2 million for the year ended September 30, 2020, compared with $470.8 million in the prior year. The increase reflects a net $86.8 million increase in rates and customer growth of $13.7 million, partially offset by a $30.6 million increase in depreciation and property tax expenses associated with increased capital investments. Due to the timing of our fiscal year, the economic impacts from COVID-19 had a limited impact on our operating income.
Pipeline and storage operating income increased $20.6 million to $295.9 million for the year ended September 30, 2020, compared with $275.3 million in the prior year. This increase is primarily attributable to a $53.2 million increase from our GRIP filings approved in fiscal 2019 and 2020, partially offset by a $13.6 million decrease in through system revenues, a $6.8 million increase in operation and maintenance expense primarily due to well integrity costs and spending on hydro testing and in-line inspections and a $12.5 million increase in depreciation expense due to increased capital investments.
Capital expenditures increased $242.2 million to $1,935.7 million for the year ended September 30, 2020, compared with $1,693.5 million in the prior year, due to continued spending for infrastructure replacements and enhancements.
For the year ended September 30, 2020, the company generated operating cash flow of $1,038.0 million, a $69.2 million increase compared with the year ended September 30, 2019. The year-over-year increase reflects the positive cash effects of rate case outcomes achieved in fiscal 2020 and working capital changes, primarily as a result of the timing of gas cost recoveries under our purchase gas cost mechanisms.
Our equity capitalization ratio at September 30, 2020 was 60.0%, compared with 59.0% at September 30, 2019. The increase primarily reflects the absence of short-term debt balances at September 30, 2020.

Results for the Three Months Ended September 30, 2020
Consolidated operating income increased $11.1 million to $100.8 million for the three months ended September 30, 2020, from $89.7 million in the prior-year quarter. Rate case outcomes in both segments and customer growth in our distribution segment were partially offset by lower through system revenue in our pipeline and storage segment, decreased service order revenue in our distribution segment and higher depreciation expense.
Distribution operating income increased $8.2 million to $31.9 million for the three months ended September 30, 2020, compared with $23.7 million in the prior-year quarter. The increase primarily reflects a net $16.0 million increase in rates and a $3.4 million increase due to net customer growth, partially offset by a $10.5 million increase in operating expenses primarily related to increased bad debt expense and a $3.1 million decrease in service order revenues.
Pipeline and storage operating income increased $2.9 million to $68.9 million for the three months ended September 30, 2020, compared with $66.0 million in the prior-year quarter. This increase is primarily attributable to a $13.3 million increase in rates, due to the GRIP filing approved in fiscal 2020, partially offset by a $5.0 million decrease in through system revenues and a $4.2 million increase in depreciation expense due to increased capital investments.

Conference Call to be Webcast November 12, 2020
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2020 fourth quarter financial results on Thursday, November 12, 2020, at 10:00 a.m. Eastern Time. The domestic telephone number is 877-407-3088 and the international telephone number is 201-389-0927. Kevin Akers, President and Chief Executive Officer, and Chris Forsythe, Senior Vice President and Chief Financial Officer, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or any of the company’s other documents or oral presentations, the words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “objective”, “plan”, “projection”, “seek”, “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this presentation, including the risks relating to regulatory trends and decisions, the company’s ability to continue to access the credit and capital markets, and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These risks and uncertainties include the following: federal, state and local regulatory and political trends and decisions, including the impact of rate proceedings before various state regulatory commissions; increased federal regulatory oversight and potential penalties; possible increased federal, state and local regulation of the safety of our operations; the impact of greenhouse gas emissions or other legislation or regulations intended to address climate change; possible significant costs and liabilities resulting from pipeline integrity and other similar programs and related repairs; the inherent hazards and risks involved in distributing, transporting and storing natural gas; the availability and accessibility of contracted gas supplies, interstate pipeline and/or storage services; increased competition from energy suppliers and alternative forms of energy; adverse weather conditions; the impact of climate change; the inability to continue to hire, train and retain operational, technical and managerial personnel; increased dependence on technology that may hinder the Company's business if such technologies fail; the threat of cyber-attacks or acts of cyber-terrorism that could disrupt our business operations and information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information; natural disasters, terrorist activities or other events and other risks and uncertainties discussed herein, all of which are difficult to predict and many of which are beyond our control; the capital-intensive nature of our business; our ability to continue to access the credit and capital markets to execute our business strategy; market risks beyond our control affecting our risk management activities, including commodity price volatility, counterparty performance or creditworthiness and interest rate risk; the concentration of our operations in Texas; the impact of adverse economic conditions on our customers; changes in the availability and price of natural gas; increased costs of providing health care benefits, along with pension and postretirement health care benefits and increased funding requirements; the outbreak of COVID-19 and its impact on business and economic conditions.
Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, the company undertakes no obligation to update or revise any of our forward-looking statements whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
During our fiscal third quarter we remeasured our deferred income tax balance as a result of Kansas House Bill 2585 and an update to the state deferred tax rate. As a result, we recorded a non-cash income tax benefit of $21.0 million for the year ended September 30, 2020. Due to the non-recurring nature of this benefit, we believe that net income and diluted net income per share before the non-cash income tax benefit provide a more relevant measure to analyze our financial performance than net income and diluted net income per share in order to allow investors to better analyze our core results and allow the information to be presented on a comparative basis to the prior year. Accordingly, the discussion and analysis of our financial performance herein will reference adjusted net income and adjusted diluted net income per share, non-GAAP measures, which are calculated as follows:

	Year Ended September 30
	2020	2019	Change
	(In thousands, except per share data)
Net income	$601,443	$511,406	$90,037
Non-cash income tax benefit	(20,962)	—	(20,962)
Adjusted net income	$580,481	$511,406	$69,075

Diluted net income per share	$4.89	$4.35	$0.54
Diluted EPS from non-cash income tax benefit	(0.17)	—	(0.17)
Adjusted diluted net income per share	$4.72	$4.35	$0.37

About Atmos Energy
Atmos Energy Corporation is the nation’s largest fully regulated, natural gas-only distributor of safe, clean, efficient and affordable energy. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and our infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities.

An S&P 500 company headquartered in Dallas, Atmos Energy serves more than 3 million distribution customers in over 1,400 communities across eight states and manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas.  Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.
This news release should be read in conjunction with the attached unaudited financial information.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Year Ended September 30
(000s except per share)	2020	2019
Operating revenues
Distribution segment	$2,626,993	$2,745,461
Pipeline and storage segment	609,339	567,024
Intersegment eliminations	(415,195)	(410,637)
	2,821,137	2,901,848
Purchased gas cost
Distribution segment	1,071,227	1,268,591
Pipeline and storage segment	1,548	(360)
Intersegment eliminations	(413,921)	(409,394)
	658,854	858,837
Operation and maintenance expense	629,601	630,308
Depreciation and amortization	429,828	391,456
Taxes, other than income	278,755	275,189
Operating income	824,099	746,058
Other non-operating income	7,171	7,404
Interest charges	84,474	103,153
Income before income taxes	746,796	650,309
Income tax expense	145,353	138,903
Net income	$601,443	$511,406

Basic net income per share	$4.89	$4.36
Diluted net income per share	$4.89	$4.35
Cash dividends per share	$2.30	$2.10
Basic weighted average shares outstanding	122,788	117,200
Diluted weighted average shares outstanding	122,872	117,461

	Year Ended September 30
Summary Net Income by Segment (000s)	2020	2019
Distribution	$395,664	$328,814
Pipeline and storage	205,779	182,592
Net income	$601,443	$511,406

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Three Months Ended September 30
(000s except per share)	2020	2019
Operating revenues
Distribution segment	$430,176	$403,793
Pipeline and storage segment	156,918	147,706
Intersegment eliminations	(112,180)	(107,816)
	474,914	443,683
Purchased gas cost
Distribution segment	128,641	120,993
Pipeline and storage segment	1,258	184
Intersegment eliminations	(111,868)	(107,507)
	18,031	13,670
Operation and maintenance expense	180,072	177,736
Depreciation and amortization	111,746	100,919
Taxes, other than income	64,220	61,643
Operating income	100,845	89,715
Other non-operating income (expense)	(1,962)	9,250
Interest charges	15,494	28,763
Income before income taxes	83,389	70,202
Income tax expense	18,056	11,796
Net income	$65,333	$58,406

Basic net income per share	$0.53	$0.49
Diluted net income per share	$0.53	$0.49
Cash dividends per share	$0.575	$0.525
Basic weighted average shares outstanding	124,096	119,345
Diluted weighted average shares outstanding	124,100	119,824

	Three Months Ended September 30
Summary Net Income by Segment (000s)	2020	2019
Distribution	$19,944	$9,838
Pipeline and storage	45,389	48,568
Net income	$65,333	$58,406

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	September 30,	September 30,
(000s)	2020	2019
Net property, plant and equipment	$13,355,347	$11,787,669
Cash and cash equivalents	20,808	24,550
Accounts receivable, net	230,595	230,571
Gas stored underground	111,950	130,138
Other current assets	107,905	72,772
Total current assets	471,258	458,031
Goodwill	731,257	730,706
Deferred charges and other assets	801,170	391,213
	$15,359,032	$13,367,619

Shareholders' equity	$6,791,203	$5,750,223
Long-term debt	4,531,779	3,529,452
Total capitalization	11,322,982	9,279,675
Accounts payable and accrued liabilities	235,775	265,024
Other current liabilities	546,461	479,501
Short-term debt	—	464,915
Current maturities of long-term debt	165	—
Total current liabilities	782,401	1,209,440
Deferred income taxes	1,456,569	1,300,015
Regulatory excess deferred taxes	697,764	705,101
Deferred credits and other liabilities	1,099,316	873,388
	$15,359,032	$13,367,619

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Year Ended September 30
(000s)	2020	2019
Cash flows from operating activities
Net income	$601,443	$511,406
Depreciation and amortization	429,828	391,456
Deferred income taxes	155,322	132,004
One-time income tax benefit	(20,962)	—
Other	6,044	10,589
Changes in assets and liabilities	(133,676)	(76,686)
Net cash provided by operating activities	1,037,999	968,769
Cash flows from investing activities
Capital expenditures	(1,935,676)	(1,693,477)
Proceeds from the sale of discontinued operations	—	4,000
Debt and equity securities activities, net	491	(2,784)
Other, net	9,667	8,601
Net cash used in investing activities	(1,925,518)	(1,683,660)
Cash flows from financing activities
Net decrease in short-term debt	(464,915)	(110,865)
Proceeds from issuance of long-term debt, net of premium/discount	999,450	1,045,221
Net proceeds from equity offering	624,302	694,103
Issuance of common stock through stock purchase and employee retirement plans	19,548	19,323
Settlement of interest rate swaps	(4,426)	(90,141)
Repayment of long-term debt	—	(575,000)
Cash dividends paid	(282,444)	(245,717)
Debt issuance costs	(7,738)	(11,254)
Net cash provided by financing activities	883,777	725,670
Net increase (decrease) in cash and cash equivalents	(3,742)	10,779
Cash and cash equivalents at beginning of period	24,550	13,771
Cash and cash equivalents at end of period	$20,808	$24,550

	Three Months Ended September 30		Year Ended September 30
Statistics	2020	2019	2020	2019
Consolidated distribution throughput (MMcf as metered)	66,447	66,184	439,037	470,554
Consolidated pipeline and storage transportation volumes (MMcf)	167,725	204,810	621,371	721,998
Distribution meters in service	3,333,181	3,291,835	3,333,181	3,291,835
Distribution average cost of gas	$3.75	$3.68	$3.67	$4.02
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